EXHIBIT 23.2

De Meo, Young, McGrath
A Professional Services Company

SUITE 517	SUITE 459
2400 EAST COMMERCIAL BOULEVARD	2424 NORTH FEDERAL HIGHWAY
FORT LAUDERDALE, FLORIDA 33308	BOCA RATON, FLORIDA 33431
(954) 351-9800	(561) 447-9800
FAX (954) 938-8683	FAX (561) 391-8856
dym@dymco.net	boca@dymco.net
—————————	—————————
Robert E. McGrath, CPA	Anthony De Meo, CPA*, ABV,PFS
Roberta N. Young, CPA	Michael I. Bloom, CPA
-
-	—————————
-	*regulated by the State of Florida

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Medical Connections Holdings, Inc. 2010 Stock Incentive Plan of our report dated March 24, 2010, with respect to the consolidated financial statements of Medical Connections Holdings, Inc. included in its Annual Report on Form 10- K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ De Meo, Young, McGrath, CPA’s

September 15, 2010
Boca Raton, Florida